UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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SCHAWK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SCHAWK, INC.
1695 River Road
Des Plaines, Illinois 60018
NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 16, 2007
To the Stockholders of Schawk, Inc.:
Notice is hereby given that the 2007 Annual Meeting of Stockholders of Schawk, Inc. will be held at 9:30 a.m. local time, Wednesday, May 16, 2007, at Schawk Des Plaines, 1600 E. Sherwin Avenue, Des Plaines, Illinois, for the following purposes:
1.	To elect the Board of Directors of Schawk, Inc.

2.	To ratify the selection of Ernst & Young LLP as the independent auditors of Schawk, Inc. for fiscal year 2007.

3.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.
The close of business on March 30, 2007, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment of the meeting. The stock transfer books of Schawk, Inc. will not be closed.

By Order of the Board of Directors,

Des Plaines, Illinois	A. ALEX SARKISIAN, Esq.
April 18, 2007	Executive Vice President and Chief Operating Officer

INTRODUCTION
PROPOSAL 1: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
TRANSACTIONS WITH RELATED PERSONS
PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

SCHAWK, INC.
1695 River Road
Des Plaines, Illinois 60018
(847) 827-9494
PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 16, 2007
INTRODUCTION
     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Schawk, Inc. (“Schawk” or the “Company”) for use at the 2007 Annual Meeting of Stockholders to be held at 9:30 a.m. local time, Wednesday, May 16, 2007, at Schawk Des Plaines, 1600 E. Sherwin, Des Plaines, Illinois, and at any adjournment thereof (the “Annual Meeting”). This Proxy Statement and the accompanying proxy are first being mailed on or about April 18, 2007 to stockholders of record at the close of business on March 30, 2007.
Purpose
     The purpose of the Annual Meeting is to: (i) elect the Board of Directors of the Company; (ii) ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for fiscal year 2007; and (iii) transact such other business as may properly come before the meeting or any adjournment of the meeting.
Proxies and Solicitation
     Any person signing and mailing the enclosed proxy may revoke the proxy at any time prior to its exercise by: (i) executing a subsequent proxy; (ii) notifying the Corporate Secretary of the Company of such revocation in a written notice received by him at Schawk, Inc., 1695 River Road, Des Plaines, Illinois 60018, prior to the Annual Meeting; or (iii) attending the Annual Meeting and voting in person.
     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile by directors of the Company and executive officers and regular employees of the Company. The Company does not currently expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses in sending proxy materials to principals and obtaining their proxies. Computershare Investor Services, the transfer agent and registrar of the Company’s Class A Common Stock, may aid in the solicitation of proxies and will be reimbursed for any expenses incurred as a result of any such activity.
     Shares of the Company represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in the proxies. Unless otherwise instructed in the proxy, the agent named in the proxy intends to cast the proxy votes in the following manner: (i) FOR the election of the nominees for the Board of Directors of Schawk; (ii) FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for fiscal year 2007; and (iii) in the best judgment of the persons named in the proxy, as agent, upon any other matters that may properly come before the Annual Meeting.

Quorum Requirements and Voting
     The presence, in person or by proxy, of the holders of a majority of the Company’s Class A Common Stock outstanding on the record date is required for a quorum at the Annual Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining whether a quorum is present, but will not be voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a proxy returned by a broker indicates that the broker does not have discretionary authority to vote some or all of the shares covered thereby for any matter submitted to the stockholders for a vote, such shares will be considered to be present for purposes of determining whether a quorum is present, but will not be considered to be present and entitled to vote at the Annual Meeting.
     As to all anticipated votes, each share of Class A Common Stock will have one vote as to each matter to be voted on at the Annual Meeting. Directors shall be elected by a plurality of the votes cast for the election of directors at the meeting. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated. The affirmative vote of a majority in voting power of the shares of common stock represented in person or by proxy at the meeting is necessary for approval of Proposal 2. Stockholders entitled to vote or to execute proxies are stockholders of record at the close of business on March 30, 2007. The Company had 26,702,126 shares of Class A Common Stock outstanding on such date. The stock transfer books of the Company will not be closed.
Interest of Certain Persons in Matters To Be Acted Upon
     No other person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.
PROPOSAL 1: ELECTION OF DIRECTORS
     At the Annual Meeting, stockholders will be asked to elect eight directors to the Company’s Board. The size of the Company’s Board of Directors has been fixed at eight members in accordance with the Company’s By-laws. On February 1, 2007, Christopher Lacovara resigned from the Board of Directors. On February 12, 2007, Michael G. O’Rourke was appointed as a director by the Board of Directors to fill the vacancy caused by Mr. Lacovara’s resignation.
     Each of the director nominees elected at the Annual Meeting will hold office for a term of one year, expiring at the 2008 Annual Meeting of Stockholders, and thereafter until a successor has been duly elected and qualified. Unless authority to vote is withheld, proxies received in response to this solicitation will be voted FOR the election of the nominees named hereafter, each of whom presently serves as a director of the Company. It is not contemplated that any of the nominees will be unable or will decline to serve; however, if such a situation arises, the shares represented by the proxies being solicited will be voted FOR the election of a nominee or nominees designated by the Board of Directors of the Company.
     Assuming a quorum is present, an affirmative vote of the holders of a plurality of the shares, present and voting at the meeting, is required for a nominee to be elected as a director. Therefore, abstentions and shares for which authority to vote is not given will have no effect on the election of directors.
     The following is a list of the nominees for election as directors of the Company, all of whom have been nominated by the Board in accordance with its nominating criteria and procedures described below, followed by a brief biographic statement concerning each nominee:

Nominees for Election as
Directors of the
Company
Clarence W. Schawk
David A. Schawk
A. Alex Sarkisian, Esq.
Judith W. McCue, Esq.
John T. McEnroe, Esq.
Hollis W. Rademacher
Leonard S. Caronia
Michael G. O’Rourke
     Clarence W. Schawk has been Chairman of the Board of the Company since September 1992, when he was also appointed to the Executive Committee. He served as Chief Executive Officer of Filtertek Inc., the Company’s predecessor (“Filtertek”), from September 1992 until February 1993. Clarence W. Schawk also served as Chairman of the Board of the corporation previously known as Schawk, Inc. (“Old Schawk”) from 1953 until the merger (the “Merger”) of Old Schawk and affiliated companies into Filtertek in 1994 and served as Chief Executive Officer until June 1994. He is the father of David A. Schawk, President and Chief Executive Officer of the Company. Clarence W. Schawk previously served as President and a Director of the International Prepress Association. Mr. Schawk also served as a Director of Old Schawk until the Merger. Age: 81
     David A. Schawk was appointed Chief Executive Officer and President in February 1993. He served as Chief Operating Officer of the Company from September 1992 through February 2004. He was appointed to the Board of Directors in September 1992. David A. Schawk served as the President of Old Schawk from 1987 until the Merger. David A. Schawk serves on the Company’s Executive Committee. David A. Schawk is the son of Clarence W. Schawk. David A. Schawk currently serves as a Director of the International Prepress Association. Mr. Schawk also served as a Director of Old Schawk until the Merger. Age: 51
     A. Alex Sarkisian, Esq., was appointed Chief Operating Officer in March 2004 and was appointed Executive Vice President in 1994. Mr. Sarkisian has served on the Company’s Board of Directors and as Corporate Secretary since September 1992. Mr. Sarkisian was the Executive Vice President and Secretary of Old Schawk from 1988 and 1986, respectively, until the Merger. Mr. Sarkisian also served as a Director of Old Schawk until the Merger. He is a member of the Executive and 401(k) Administration Committees. Age: 55
     Judith W. McCue has been a partner with McDermott Will & Emery LLP since 1995. Prior thereto, Ms. McCue was a partner with Keck, Mahin & Cate where she practiced from 1972 to 1995. Ms. McCue was appointed Director of the Company in September 1992 and is a member of the Audit and Option/Compensation Committees. Age: 59
     John T. McEnroe, Esq., has been a shareholder with the law firm of Vedder, Price, Kaufman & Kammholz, P.C., counsel to the Company, since May 1992. Prior to this position, he was a partner with the law firm of Keck, Mahin & Cate where he practiced from 1976 to 1992. Mr. McEnroe was appointed a Director of the Company in September 1992 and is a member of the Executive and Option/Compensation Committees. Age: 55
     Hollis W. Rademacher held various positions with Continental Bank, N.A., Chicago, Illinois, from 1957 to 1993 and was Chief Financial Officer of Continental Bank Corporation, Chicago, Illinois, from 1988 to 1993. Mr. Rademacher is currently self-employed in the fields of consulting and investments in Chicago, Illinois. Mr. Rademacher was appointed a director of the Company in 1994 and is a member of the Executive, Audit and Option/Compensation Committees. Mr. Rademacher also serves as a director of Wintrust Financial Corporation (NasdaqGS: WTFC) and First Mercury Financial (NYSE: FMR) together with several other privately held companies. Age: 71
     Leonard S. Caronia was appointed a Director of the Company in October 2000. Mr. Caronia is the Co-Founder and Managing Director of the investment banking firm Cochran Caronia Waller. Prior to forming his company in 1997, Mr. Caronia served as Managing Director of Coopers & Lybrand Securities, LLC. Prior to that, Mr. Caronia was employed at First Chicago Corporation from 1980 until 1993 and was Corporate Senior Vice President and Head of Investment Banking. He is also a member of the Option/Compensation Committee. Age: 55
     Michael G. O’Rourke was appointed a Director on February 12, 2007 and is a member of the Audit Committee. Mr. O’Rourke currently serves as President and Chief Executive Officer of Signature Bank located in Chicago, Illinois. He previously served as Executive Vice President and Manager of Commercial Lending and Commercial Real Estate at Associated Bank Chicago from 2001 until 2005, when he left to organize Signature Bank. Age: 38
The Board of Directors recommends a vote FOR the election of the nominees named in this proxy statement.
     The following is a brief biographical statement of James J. Patterson, the Chief Financial Officer of the Company:
     James J. Patterson was appointed Senior Vice President and Chief Financial Officer in December 1997. Prior to joining the Company, Mr. Patterson was Vice President — Strategic Purchasing of IMC Global Inc. from March 1996 to September 1997. Mr. Patterson was Vice President and Chief Financial Officer of The Vigoro Corporation from 1993 until it was acquired by IMC Global Inc. in 1996. From 1990 to 1992, Mr. Patterson was Vice President and Controller of Great American Management and Investment, Inc., a diversified holding company, and Vice President and Controller of Capsure Holdings, Inc., a holding company in the specialty insurance business. Mr. Patterson is a Certified Public Accountant. Age: 50
     Officers are elected by the Board of Directors at the first meeting of the newly elected Board of Directors held after each Annual Meeting. Officers hold office for a term of one year and until a successor has been duly elected and qualified.
CORPORATE GOVERNANCE
Meetings of the Board of Directors
     The Board of Directors is responsible for the overall affairs of the Company. The Board of Directors held four meetings in 2006. Each member of the Board of Directors attended at least 75% of the total number of meetings of the Board of Directors and of all committees of the Board of Directors on which such Director served except Clarence W. Schawk, who was not able to attend two Board meetings due to Company business. The Board of Directors has a policy requiring director attendance at the annual meeting of stockholders. All of the Company’s directors except Mr. Lacovara attended the 2006 Annual Meeting.
     Executive Sessions. The Company holds meetings of non-employee directors in which such directors meet without management participation. Non-employee directors include all independent directors as well as any other directors who are not officers of the Company, whether or not

“independent” by virtue of a material relationship with the Company or otherwise. John T. McEnroe presides over any meetings of non-employee directors.
     Interested parties may communicate directly with Mr. McEnroe, or with the non-employee directors as a group, by writing to them c/o Schawk, Inc., 1695 River Road, Des Plaines, Illinois 60018.
Director Independence
     The Board of Directors of the Company has determined that Judith W. McCue, Hollis W. Rademacher and Michael G. O’Rourke are “independent directors”. The Board of Directors has affirmatively determined that none of the current independent directors has a material relationship with the Company (either directly as a partner, stockholder or officer of an organization that has a relationship with the Company). In making such a determination the Board of Directors applied the standards set forth in Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual and those set forth in the Company’s Corporate Governance Guidelines, a copy of which is available on the Company’s website at www.schawk.com. During 2006 until prior to his resignation in February 2007, Christopher Lacovara also had been determined to be an independent director. The remaining members of the Board of Directors are not considered independent.
     In reaching their independence determinations, the Board of Directors reviewed each independent director’s background for any possible affiliations with or any compensation received (other than compensation for service on the Company’s Board of Directors or committees thereof) from the Company. In connection with the appointment of Mr. O’Rourke to the Board in February 2007, although the Board determined that Mr. O’Rourke did not have a direct material affiliation with the Company, in making its independence determination, the Board considered the investments made by certain members of the Company’s executive management in Signature Bank, for which Mr. O’Rourke serves as chief executive officer. Following these reviews, the Board of Directors determined that all of the independent directors were “independent” for purposes of the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines because, during the past three years, no independent director (or any member of an independent director’s immediate family) has:
•	been employed by the Company or any subsidiary;

•	accepted direct compensation from the Company or any subsidiary in excess of $100,000 during any of the last three fiscal years, or plans to accept such payments in the current fiscal year (other than compensation for board or committee service and pension or other forms of deferred compensation for prior service);

•	been affiliated with or employed by an auditor (present or former) of the Company or an affiliate of the Company;

•	been employed as an executive officer of another entity where at any time during the past three years any of the Company’s executive officers served on that entity’s compensation committee; or

•	been employed as an executive officer of an entity (including charitable organizations) that made payments to, or received payments from, the Company for property or services in the current or any of the past three fiscal years that exceed the greater of $1 million or 2% of such other entity’s consolidated gross revenues for that year.
     The Board of Directors has determined that the Company is a “controlled company,” as defined by the NYSE listing standards, as more than 50% of the voting power of the Company’s Class A

Common Stock is held by the Schawk family. As a result, the Company is exempt from certain requirements of the listing standards, including the requirement to maintain a majority of independent directors on the Company’s Board of Directors and the requirements regarding the determination of compensation of executive officers and the nomination of directors by independent directors.
Committees
     The Board of Directors currently has an Executive Committee, an Audit Committee, a 401(k) Administration Committee and an Option/Compensation Committee, whose members are elected by the Board of Directors. The Board of Directors has determined that because it is a controlled company, it is not necessary to have a standing Nominating Committee and the entire Board of Directors acts in this capacity.
     Executive Committee. The present members of the Executive Committee are: Clarence W. Schawk, David A. Schawk, A. Alex Sarkisian, John T. McEnroe and Hollis W. Rademacher. The Executive Committee is authorized to act on behalf of the Board of Directors in the management of the business and the affairs of the Company.
     Audit Committee. Judith W. McCue, Hollis W. Rademacher and Michael G. O’Rourke have been appointed and currently serve as members of the Audit Committee. On February 1, 2007, Christopher Lacovara, a member of the Audit Committee since March 1, 2005, resigned from the Board of Directors. On February 12, 2007, in connection with his appointment to the Board, Michael G. O’Rourke was appointed by the Board to the Audit Committee to fill the vacancy in the Audit Committee caused by the resignation of Mr. Lacovara. The Audit Committee, which operates under a written charter, recommends the selection of the Company’s independent public accountants, reviews and approves their fee arrangements, examines their detailed findings and reviews areas of possible conflicts of interest and sensitive payments. The Board of Directors has adopted a written charter for the Audit Committee that outlines the responsibilities and processes of the Audit Committee, a copy of which is available on the Company’s website. The Board of Directors has determined that the members of the Audit Committee are “independent” directors as such term is defined in the NYSE’s listing standards, as currently in effect, and each member meets the SEC’s heightened independence requirements for audit committee members. Until his resignation from the Board of Directors and the Audit Committee in February 2007, Mr. Lacovara served as the Audit Committee’s “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act. After Mr. Lacovara’s resignation, the Board of Directors determined that Mr. Rademacher is an “audit committee financial expert.” The designation of an “audit committee financial expert” does not impose on Mr. Rademacher any duties, obligations or liability greater than those that are generally imposed on him as a member of the Audit Committee and a member of the Board of Directors. The Audit Committee met in person or telephonically six times in 2006.
     401(k) Administration Committee. The 401(k) Administration Committee is composed of David A. Schawk and A. Alex Sarkisian. The 401(k) Administration Committee reviews and selects the agent managing the 401(k) plan and evaluates the participative values.
     Option/Compensation Committee. The Option/Compensation Committee members are Judith W. McCue, Hollis W. Rademacher, John T. McEnroe and Leonard S. Caronia. The Compensation Committee is responsible for reviewing and recommending the compensation of the Company’s officers, including the Chief Executive Officer, and reviewing and recommending director compensation. The Option/Compensation Committee evaluates the performance of key personnel and makes incentive awards in the form of stock options and other equity and cash-based long-term incentive awards under the Company’s incentive plan. The Compensation Committee also advises and assists management in formulating policies regarding compensation and submits its Compensation Discussion and Analysis included elsewhere in this proxy statement. The Compensation Committee currently does not operate under a written charter. The Option/Compensation Committee met once in 2006.
Director Compensation
     Currently, all nonemployee directors of the Company (except for Mr. McEnroe) are entitled to receive a $500 fee for attendance at each regularly scheduled or special Board of Directors or committee meeting, except that Audit Committee members are entitled to receive a fee of $1,000 for attendance at each regularly scheduled or special Board or Audit Committee meeting. All directors are also reimbursed for ordinary and necessary expenses incurred in attending Board or committee meetings.
     The Company’s Outside Directors’ Plan, as amended, provides that each “Outside Director” (defined in the Outside Directors’ Plan as any director who is not a compensated employee of the Company) receive a nonqualified stock option to purchase 5,000 shares of Company common stock upon his or her election, and any subsequent reelection, to the Board of Directors at an exercise price equal to the fair value of such shares on the date of election or reelection as a director. Only the number of shares specified by such formula is eligible for grant under the Outside Directors’ Plan. The options granted to the outside directors in 2006 are exercisable for a term of 10 years from the date of grant and vest in one-third increments on the date of grant and on the first and second anniversaries of the date of grant.
     The following table sets forth information regarding the fees paid and options awarded to the Company’s directors for service as a director during 2006 other than directors who are also named executive officers.

	Fees earned or	Option
	paid in cash	Awards(1)	Total
Name	($)	($)	($)
Clarence W. Schawk	—	—	—
Judith W. McCue	4,500	27,191	31,691
John T. McEnroe	—	27,191	27,191
Hollis W. Rademacher	4,500	27,191	31,691
Leonard S. Caronia	2,500	27,191	29,691
Michael G. O’Rourke(2)	—	—	—
Christopher Lacovara(3)	4,500	22,949	27,449

(1)	Represents the dollar amount of expense recognized for financial statement reporting purposes with respect to 2006 attributable to stock options in accordance with SFAS 123R but with no discount for estimated forfeitures.

The grant date fair value of these option awards was $31,805. The following table shows the aggregate number of option awards outstanding to the directors shown above as of December 31, 2006:

Name	Outstanding Option Awards
Clarence W. Schawk	261,111
Judith W. McCue	50,000
John T. McEnroe	50,000
Hollis W. Rademacher	50,000
Leonard S. Caronia	35,000
Michael G. O’Rourke	—
Christopher Lacovara	10,000
(2)	Mr. O’Rourke joined the Board of Directors in February 2007 and thus received no director compensation in 2006.

(3)	Mr. Lacovara resigned as a director in February 2007.

Director Nomination Criteria and Procedures
     Criteria for Board Nomination. The Board considers the appropriate balance of experience, skills, and characteristics required of the Board of Directors and seeks to insure that members of the Company’s Audit Committee are independent and meet the financial literacy requirements under the rules of the New York Stock Exchange and the SEC’s heightened independence requirements. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business, and willingness to devote adequate time to Board duties. Because qualified incumbent directors generally can provide the benefits of continuity of leadership and seasoned judgment gained through experience as a director of the Company, the Board typically considers as potential candidates incumbent directors interested in standing for re-election, provided that the Board believes they have satisfied director performance and participation expectations.
     Board Nomination Process. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board. The Board generally considers renomination of incumbent directors, provided they continue to meet the qualification criteria adopted by the Board of Directors. New director candidates are evaluated by reviewing the candidates’ biographical information and qualification and checking the candidates’ references. Qualified nominees are interviewed by at least the Chairman of the Board. The Board evaluates which of the prospective candidates is qualified to serve as a director and the Board should nominate, or elect to fill a vacancy, these final prospective candidates. Candidates selected by the Board as nominees are then presented for the approval of the stockholders or for election to fill a vacancy.
     Stockholder Recommendations. The Board uses a similar process to evaluate candidates recommended by stockholders. To date, however, the Company has not received any stockholder proposal to nominate a director.
     To recommend a prospective nominee for the Board’s consideration, please submit the candidate’s name and qualifications to the Board of Directors of Schawk, Inc., 1695 River Road, Des Plaines, Illinois 60018. Submissions must contain: (a) the proposed nominee’s name and qualifications (including five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements, and board memberships (if any)) and the reason for such recommendation, (b) the name and the record address of the stockholder or stockholders proposing such nominee, (c) the number of shares of stock of the Company which are beneficially owned by such stockholder or stockholders, and (d) a description of any financial or other relationship between the stockholder or stockholders and such nominee or between the nominee and the Company or any of its subsidiaries. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the board and to serve if elected by the stockholders. Recommendations received by December 20, 2007, will be considered for nomination at the 2008 Annual Meeting of Stockholders. Recommendations received after December 20, 2007, will be considered for nomination at the 2009 Annual Meeting of Stockholders.

COMPENSATION DISCUSSION AND ANALYSIS
Objectives of Schawk’s Compensation Program
     Schawk’s compensation program seeks to enhance the profitability of the Company, and thus stockholder value, by aligning the financial interests of the Company’s senior executive officers with those of its stockholders. It is designed to reward superior performance by linking a significant portion of each senior executive officer’s compensation to the achievement of Schawk’s financial and performance goals. In addition to these goals, the Company’s compensation program seeks to attract and retain highly qualified senior officers and other key employees. Schawk sets each component of compensation at or slightly below median competitive levels and relies to a large degree on an annual bonus, if any, and long-term equity and cash incentives to attract, retain and motivate its senior executive officers and key employees. Both annual and long-term incentive compensation is closely tied to the performance of the Company and the individual in a manner that Schawk’s Option/Compensation Committee believes encourages a sharp and continuing focus on building profitability and stockholder value.
Overview of the Compensation Program
     Schawk’s Option/Compensation Committee (referred to in this discussion as the “committee”), has the authority to review, determine and, at its discretion, adjust the annual compensation, including base salary and bonuses, for the senior executive officers of the Company: David A. Schawk, President and Chief Executive Officer; A. Alex Sarkisian, Executive Vice President and Chief Operating Officer; and James J. Patterson, Senior Vice President and Chief Financial Officer. The committee also has the authority to make grants of long-term incentive awards to senior executive officers under the Company’s incentive plan.
     In 2005, Hewitt Associates, a third-party compensation consultant retained by the committee, assessed and advised the committee on the competitiveness of compensation for the Company’s senior officers, including base salary, cash bonuses and long-term incentives, based on an analysis and comparison of compensation levels for senior executives at similarly sized comparable companies (referred to in this discussion as the “peer group”) that have similar revenues and profitability as Schawk. Based on this analysis and comparison, which is updated from time to time, the committee seeks to establish senior executive compensation levels, in the aggregate and for each principal component of compensation, at the median of senior executive compensation levels for the comparable companies in the peer group.
     In determining annual and long-term compensation for senior executives, the committee typically receives and considers compensation recommendations from the Chief Executive Officer, who evaluates market data and reviews performance for all senior executive officers.
Principal Elements of the Company’s Senior Executive Compensation
     The principal components of Schawk’s total compensation package for senior executive officers are base salary, cash bonus and long-term incentives. The Company also considers retirement, income deferral, life insurance and post-employment benefits as important facets of its compensation package. Schawk provides the opportunity for the senior executive officers to earn a market competitive annual base salary in order to attract and retain highly qualified individuals and to provide a base wage that is not subject to Company-performance risk. Schawk uses annual cash bonuses and long-term incentives to motivate executives, on an individual basis and collectively as a team, to achieve annual financial goals and longer term Company performance goals, thereby improving the opportunities for greater stockholder value. Providing retirement benefits, income deferral and other benefits is consistent with Schawk’s desire and ability to attract and retain skilled executives and recognizes that similar benefits are commonly provided at other companies that it competes with for talent.
     In 2005, the Option/Compensation Committee approved new compensation parameters for its senior executive officers that generally reflect total target compensation at the median of compensation levels for comparable companies that comprise the peer group. The companies that currently comprise the peer group are as follows:

Advanta Corporation	Forest Oil Corporation
Ameron Intl. Corporation	Hollister Incorporated
Ash Grove Cement Company	Intermatic Incorporated
Bank of Hawaii Corporation	Johnson Outdoors Inc.
Black Hills Corporation	LORD Corporation
Blue Shield of CA	Milacron Inc.
The Bon-Ton Stores, Inc	NDCHealth Corporation
Brady Corporation	Pioneer Natural Resources
Cleco Corporation	Schenectady Intl., Inc.
Cullen/Frost Bankers, Inc.	Stericycle, Inc.
Edwards Lifesciences Corp.	Sybron Dental Specialties
ESCO Technologies, Inc.	Timex Corporation
     The committee utilized the new compensation parameters in establishing 2006 and 2007 base salary, annual cash bonus and long-term incentive (LTI) compensation for the senior executive officers. The 2006 and 2007 base salaries, target annual cash bonuses and LTI for the senior executive officers placed them at or slightly below the median base salary, target cash bonus levels and LTI relative to base salaries, bonuses and LTI paid by the comparable peer group companies.
     Base Salary
     Based on the compensation parameters discussed above and a three-year strategy, which began in 2005, to establish the compensation levels of Schawk’s senior executive officers at the peer group median, the 2006 base salaries for David A. Schawk, President and Chief Executive Officer, A. Alex Sarkisian, Chief Operating Officer, and James J. Patterson, Chief Financial Officer (each a senior executive officer as defined by Item 402(a)(3) of Regulation S-K), were increased effective as of February 1, 2006. The 2006 base salaries were determined in accordance with the Company’s salary and bonus guidelines and reflect salaries at or slightly below the median of the base salary range for the comparable companies. In accordance with these guidelines, the annual base salaries for Messrs. Schawk, Sarkisian and Patterson were set at $575,000, $390,000 and $286,384, respectively. For 2007, the annual base salaries have been set for Messrs. Schawk, Sarkisian and Patterson at $575,000, $402,500 and $295,000 respectively.
     Annual Bonus
     Schawk provides its senior executive officers with an incentive to maintain high performance and to achieve certain company financial goals through opportunities to earn annual cash bonuses. For the 2006 and 2007 annual award opportunities, the committee chose achievement of targeted levels of consolidated operating income (“COI”) as the performance measure by which awards may be earned. The Committee determined that COI is a good indicator of enhanced shareholder value. Each senior executive officer’s bonus opportunity amount is based on a percentage of his annual base salary. Depending on the level of achievement of the established COI target, each senior executive officer is eligible to earn a threshold, target or maximum level of bonus award. Upon achievement of a threshold level of COI, Mr. Schawk is eligible to receive a payout equal to 45% of his base salary, and upon achievement of the target or maximum level of COI, Mr. Schawk would be eligible to receive 75% and 100%, respectively, of his base salary. For Messrs. Sarkisian and Patterson, these threshold, target and maximum payout levels are 40%, 60% and 90%, respectively, of base salary.
     The committee has the discretion to adjust annual incentive amounts though no such adjustments were made with respect to 2006 compensation. The 2006 bonus was based on the Company achieving COI that was in excess of the threshold but below the targeted COI goal for 2006. As a result, the senior executive officers received annual bonuses at their threshold percentages.
     Long-Term Incentives
     General. Each fiscal year, the committee considers the desirability of granting senior executive officers and other key employees of the Company equity-based and other long-term awards based upon the overall performance of the Company and the performance of each particular employee. The committee considers such performance and the recommendations of management in determining the amounts to be granted. The committee believes its pattern of awards focuses the Company’s senior executive officers and other key employees on building profitability and stockholder value. The purpose of these awards is to reward such officers for their performance toward meeting the Company’s financial and business goals, to give officers a stake in the Company’s future, which is directly aligned with the creation of stockholder value, and to provide incentives for continued service with the Company.
     In 2005, the committee approved new long-term incentive compensation parameters for its senior executive officers. Based on Hewitt’s recommendation, the Company’s long-term compensation goals for each senior executive officer are fulfilled through awards, under the Company’s incentive plan, of stock options and restricted stock as well as performance awards that represent opportunities to earn cash payments. These components of the long-term incentive awards were selected as the most appropriate incentive mix to link compensation to increased profitability and increased stockholder value. The mix of these components can vary for each senior executive based on factors such as alignment with stockholders’ interests, retention objectives, internal performance measures and tax, accounting and dilution considerations. For Mr. Schawk, who has significant share ownership, the allocation of long-term incentives is more heavily weighted towards cash-based performance awards than other senior executives. The mix of 2006 long-term incentives for Mr. Schawk is 12.5% stock options, 12.5% restricted stock and 75% cash-based performance awards based on the economic value of each component. Both Messrs. Sarkisian and Patterson have a long-term mix set at 50% stock options, 25% restricted stock and 25% cash-based performance awards to encourage company ownership and retention objectives. These allocations remained the same in 2007 with the exception of Mr. Schawk whose award composition guideline was adjusted to 12.5% in stock options, 37.5% in restricted stock and 50% in cash-based performance awards.
     Stock Options. Awards of stock options, when granted, will generally vest in three equal annual installments beginning on the first anniversary of the grant date. The exercise price for each stock option grant is determined by the committee in its sole discretion and is specified in the applicable award agreement; provided, however, the exercise price on the date of grant shall be at least equal to 100% of the fair market value of the shares on the date of grant. For options granted in 2006, the fair market value was determined based on an average of the high and low trading prices of the Company’s common stock on the date of grant as reported by the New York Stock Exchange. In 2007 and in the future, the committee expects to use the closing price of the Company’s common stock on the date of grant as reported by the New York Stock Exchange.
     For 2006, Mr. Schawk received options to purchase 12,200 shares of common stock at an exercise price of $17.43 per share. Both Messrs. Sarkisian and Patterson received options to purchase 20,400 shares of common stock at an exercise price of $17.43 per share. These award amounts were established based upon the Hewitt study and subsequent recommendations by Hewitt of targeting the median compensation of the companies comprising the peer group.
     For 2007, Mr. Schawk received options to purchase 13,500 shares of common stock at an exercise price of $18.47 per share. Both Messrs. Sarkisian and Patterson received options to purchase 22,600 shares of common stock at an exercise price of $18.47 per share. These award amounts were established based upon the Hewitt study and subsequent recommendations by Hewitt of targeting the median compensation of the companies comprising the peer group.
     Restricted Stock. Restricted stock that may be awarded generally will cliff vest on the third anniversary of the grant date. Each award represents a grant of a fixed number of shares of common stock of the Company that are subject to forfeiture (i.e., vesting) restrictions. Upon vesting, the shares become unrestricted and nonforfeitable.
     For 2006, Mr. Schawk received an award of 4,900 shares of restricted stock, and Messrs. Sarkisian and Patterson each received an award of 4,100 shares of restricted stock. For 2007, Mr. Schawk received an award of 13,800 shares of restricted stock, and Messrs. Sarkisian and Patterson each received an award of 3,800 shares of restricted stock. The number of options and shares of restricted stock awarded in each year was determined based on the 2005 Hewitt study and subsequent recommendations by Hewitt of targeting the median compensation of the peer group companies.
     Performance Awards. The long-term cash performance awards granted to senior executives represent an opportunity to receive cash at the end of a specified performance period that is contingent on the achievement of specified performance or other objectives during the performance period. Currently under the Company’s incentive plan, four performance periods, or cycles, have been established to date: July 1, 2005 to December 31, 2006, and fiscal years 2005-2007, 2006-2008 and 2007-2009. The values of the performance awards for all cycles are measured by the Company’s cumulative earnings per share (“EPS”) and consolidated operating income (“COI”). Goals based on the Company’s EPS and COI were chosen as the best indicators of long-term performance that effectively enhance shareholder value. These awards were set as part of the Hewitt study and subsequent recommendations of Hewitt of targeting the median compensation of the peer group companies.
     For the 2006 to 2008 performance period, which runs from January 1, 2006 through December 31, 2008, in order to receive 100% of the payout opportunity under the award, the Company must meet previously approved target levels for cumulative EPS and COI. For 2006, Mr. Schawk is entitled to receive $625,000 if the target level of performance is achieved. Both Messrs. Sarkisian and Patterson are entitled to receive $86,800 if the target level of performance is achieved.
     For the 2005 to 2006 performance period, which ran from July 1, 2005 through December 31, 2006, Mr. Schawk received an award that provided him with an opportunity to receive $625,000 at target level of achievement, and each of Messrs. Sarkisian and Patterson received an award providing an opportunity to receive $86,800 at target level of achievement. Because the Company’s actual performance was 87% of target for cumulative COI and 80% of target for the cumulative EPS for the performance period, the actual payout was less than the target value of the performance awards granted. Mr. Schawk received a cash payout in March 2007 of $434,760, and Messrs. Sarkisian and Patterson each received a cash payout of $60,383.

Other Compensation and Benefit Arrangements
     Retirement Plans
     The Company offers a tax qualified 401(k) retirement savings plan to which all U.S. based employees are eligible to participate, including senior executive officers, but excluding members of a collective bargaining unit. Employees may contribute up to 100% of annual salary subject to the limits prescribed by the Internal Revenue Service (IRS). The Company match for 2006 is 100% of the first 5% contributed by the employee. The match is discretionary and subject to change in subsequent years. There is a six-year graduated vesting schedule whereby the matching contributions are fully vested following six years of service. As members of the highly compensated group, to satisfy applicable tax-qualified nondiscrimination tests, the senior executives are generally limited to a 7% deferral and a maximum match of $11,000.
     Income Deferral Plan
     Schawk also offers a non-qualified retirement plan to highly compensated employees (as defined by the IRS). The plan allows eligible participants to defer up to $25,000 annually on a tax-deferred basis. The plan was administered to meet the provisions of the American Jobs Creation Act of 2004 including Section 409A compliance. Currently, Mr. Patterson participates in the plan.
     Life Insurance
     The Company maintains life insurance policies for Messrs. Schawk and Sarkisian. These policies are designed to encourage these executives to remain in the service of the Company. The policies provide each executive’s beneficiary with a cash payment in the event the executive terminates service as a result of his death. For each policy, the portion of the annual premium due under the policy that can be attributed to benefits payable to a beneficiary designated by the executive is treated as taxable compensation by the executive. As of December 31, 2006, under the policies, Mr. Schawk’s beneficiary would be entitled to an estimated death benefit of $2,395,000 and Mr. Sarkisian’s beneficiary would be entitled to receive an estimated death benefit of $604,000.
     Arrangements upon Termination of Service
     The Company provides a Severance Pay Plan for all U.S. based full time employees, including senior executive officers, but excluding members of a collective bargaining unit. The plan allows for three days per year of service to a maximum of eight weeks severance. Under one year of service equates to five days of severance.
     Mr. Schawk and/or his beneficiaries are entitled to certain payments upon death, disability or in an event of a change in control under his employment agreement. See “Executive Compensation—Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control.”
     Under the terms of the Company’s incentive plan and the terms of the agreements underlying awards made to senior executive officers, outstanding stock options, restricted stock and performance awards may become exercisable, vested or payable in the event of death, disability, retirement and other terminations of service, as well as in the event of a change in control, as summarized below:
     Stock Options. If a senior executive officer terminates employment with the Company for any reason other than “for cause” (as defined in the incentive plan), he forfeits any options that are not yet vested. If employment is terminated for cause, he forfeits all outstanding options. In the event of death during employment, a senior executive’s estate can exercise outstanding options to the extent exercisable within three months after his death. In the event of a change in control of the Company, all outstanding options become immediately fully vested and exercisable.
     Restricted Stock. If a senior executive’s employment with the Company terminates for any reason, other than for death, disability, or retirement, or in connection with a change in control of the Company, before the third anniversary of the date of grant, shares of restricted stock granted will be forfeited and transferred to the Company.
     If a senior executive’s employment with the Company terminates because of death, disability or retirement, shares of restricted stock will become 100% vested and unrestricted, provided that the executive has continued in the employment of the Company through the occurrence of such event.
     In the event of a change in control, shares of restricted stock immediately vest and become payable in a prorated amount equal to the portion of the vesting period elapsed through the date of the change in control.
     Cash-based Performance Awards.
     Disability. If a senior executive’s employment terminates as a result of disability during a performance period, he will receive the amount he would have been eligible to receive had he remained employed through the end of the applicable performance period based on the actual performance results of the Company during the performance period but as prorated through the date employment terminated (a “Pro-Rata Award”).
     Retirement. If a senior executive officer retires during a performance period after turning 55 and completing ten complete years of service, he will receive a Pro Rata Award. If a senior executive officer retires during a performance period after turning 60 and completing twenty complete years of service, he will receive a Pro Rata Award plus an additional amount equal to 50% of the amount of the award he would have been eligible to receive had he remained employed through the end of the performance period based on the actual performance results of the Company during the performance period, but as prorated from the date of retirement through the last day of the performance period. If a senior executive retires after turning 65 and completing twenty-five complete years of service, he will receive the entire amount of the award he would have been eligible to receive had he remained employed through the end of the performance period based on the actual performance results of the Company during the performance period.
     Death. If a senior executive officer’s employment terminates as a result of death during a performance period, his estate or beneficiaries will receive a prorated award at the target level of achievement.
     Change in Control. In the event of a change in control, the performance period for each performance award outstanding will lapse and the performance goals associated with a performance award will be deemed to have been met at the maximum level of achievement, and the award will be immediately vested and payable in a prorated amount equal to the portion of the performance period elapsed through the date of the change in control; provided, the committee may determine in connection with the grant of an award as reflected in the applicable award agreement that vesting more favorable to the executive should apply.
     Other Terminations. Termination of employment for any reason other than death, disability, retirement, or on or after a change in control of the Company during the performance period or prior to payout of an incentive award will result in forfeiture of the award with no payment to the executive.

Accounting and Tax Considerations
     The Company has structured its compensation program to comply with Internal Revenue Code Sections 162(m) and 409A.
Compensation Committee Report
     The Option/Compensation Committee of the Board of Directors of the Company oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.
     In reliance on the review and discussions referred to above, the Option/Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement in connection with the Company’s 2007 Annual Meeting of Stockholders, to be filed with the Securities and Exchange Commission.
     This report is submitted by the members of the Company’s Option/Compensation Committee.
Judith W. McCue
John T. McEnroe
Hollis W. Rademacher
Leonard S. Caronia
     The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The table below sets forth certain information for fiscal year 2006 with respect to the annual cash and non-cash compensation earned by: (i) the President and Chief Executive Officer (the principal executive officer); (ii) the Senior Vice President and Chief Financial Officer (the principal financial officer); and (iii) the other executive officers of the Company who were the most highly compensated in 2006 (collectively, the “named executive officers”) for services rendered in all capacities to the Company.
Summary Compensation Table

							Change in
							Pension
							Value &
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and			Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings	Compensation(5)	Total
Principal Position	Year	Salary ($)	($)	($)	($)	($)	($)	($)	($)
David A. Schawk, President and CEO	2006	575,000	258,750	11,369	167,452	434,760	—	16,509	1,463,840
A. Alex Sarkisian, Executive Vice President and Chief Operating Officer	2006	390,000	156,000	9,507	121,537	60,383	—	13,505	750,932
James J. Patterson, Senior Vice President and Chief Financial Officer	2006	286,384	114,554	9,507	121,537	60,383	—	15,795	608,160

(1)	See “Compensation Discussion and Analysis—Principal Elements of the Company’s Senior Executive Compensation—Annual Bonus” for a description of the Company’s annual bonus award opportunity.

(2)	Represents the dollar amount of expense recognized for financial statement reporting purposes with respect to 2006 attributable to restricted stock grants in accordance with SFAS 123R but with no discount for estimated forfeitures. Stock awards are valued using the closing market price of our common stock on the grant date. Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements in its Form 10-K for the fiscal year ended December 31, 2006.

(3)	Represents the dollar amount of expense recognized for financial statement reporting purposes with respect to 2006 attributable to stock options in accordance with SFAS 123R but with no discount for estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements in its Form 10-K for the fiscal year ended December 31, 2006.

(4)	Represents cash settlement of long-term performance awards following the completion of the applicable performance period, which commenced on July 1, 2005 and ended on December 31, 2006. See “Compensation Discussion and Analysis—Principal Elements of the Company’s Senior Executive Compensation—Long-Term Incentives—Performance Awards” for a description of the terms and calculation methodology for these awards.

(5)	Amounts represent annual costs paid for life insurance premiums and matching contributions to the Company’s 401(k) plan.

Plan-Based Award Grants in Last Fiscal Year
     The following table provides information regarding stock, option and cash-based awards made to each named executive officer in 2006.

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Closing	Grant
					Number of	Number of	or Base	Market	Date Fair
		Estimated Future Payouts Under Non-			Shares of	Securities	Price of	Price on	Value of
		Equity Incentive Plan Awards(1)			Stock or	Underlying	Option	Grant	Stock and
	Grant	Threshold	Target	Maximum	Units(2)	Options	Awards	Date	Option
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($/Sh)	Awards
David A. Schawk	8/8/2006	156,250	625,000	937,500	4,900	12,200	$17.43	$17.31	$158,008
A. Alex Sarkisian	8/8/2006	21,700	86,800	130,200	4,100	20,400	$17.43	$17.31	$192,861
James J. Patterson	8/8/2006	21,700	86,800	130,200	4,100	20,400	$17.43	$17.31	$192,861

(1)	These values represent estimated possible payouts under cash-based performance awards for the 2006-2008 performance period. See “Compensation Discussion and Analysis—Long-Term Incentives” and “Compensation Discussion and Analysis—Other Compensation and Benefit Arrangements—Arrangements upon Termination of Service” for a discussion of the terms of these awards.

(2)	Shares under this column represent shares of restricted stock that cliff-vest three years from the date of grant. See “Compensation Discussion and Analysis—Long-Term Incentives” and “Compensation Discussion and Analysis—Other Compensation and Benefit Arrangements—Arrangements upon Termination of Service” for a discussion of the terms of the restricted stock.
Outstanding Equity Awards at Fiscal Year End
     The following table summarizes for each named executive officer the number of shares of common stock subject to outstanding equity awards and the value of such awards that were unexercised or that have not vested at December 31, 2006.
Outstanding Equity Awards as of December 31, 2006

Option Awards					Stock Awards
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock that	Stock that
	Options	Options	Exercise	Option	have not	have not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable(1)(2)	($)	Date	(#)(1)(3)(4)	($)
David A. Schawk	10,000		$7.8125	2/26/2007
	59,167		$11.5000	2/24/2008
	95,000		$9.4375	2/23/2009
	30,719		$7.6250	2/22/2010
	100,000		$8.9000	2/27/2011
	120,000		$9.6100	3/5/2012
	160,000		$9.2200	2/27/2013
	170,000		$14.2500	3/2/2014
	66,000	34,000	$18.7250	4/7/2015
	0	12,200	$17.4300	8/8/2016
					4,900	$95,746

A. Alex Sarkisian	13,000		$11.5000	2/24/2008
	40,000		$9.4375	2/23/2009
	13,072		$7.6250	2/22/2010
	45,000		$8.9000	2/27/2011
	60,000		$9.6100	3/5/2012
	60,000		$9.2200	2/27/2013
	70,000		$14.2500	3/2/2014

Option Awards					Stock Awards
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock that	Stock that
	Options	Options	Exercise	Option	have not	have not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable(1)(2)	($)	Date	(#)(1)(3)(4)	($)
	46,200	23,800	$18.7250	4/7/2015
	0	20,400	$17.4300	8/8/2016
					4,100	$80,114

James J. Patterson	15,000		$11.0000	12/16/2007
	25,000		$9.4375	2/23/2009
	25,000		$7.6250	2/22/2010
	35,000		$8.9000	2/27/2011
	50,000		$9.6100	3/5/2012
	50,000		$9.2200	2/27/2013
	70,000		$14.2500	3/2/2014
	46,200	23,800	$18.7250	4/7/2015
	0	20,400	$17.4300	8/8/2016
					4,100	$80,114

(1)	See “Compensation Discussion and Analysis—Long-Term Incentives” for a discussion of vesting schedules and other terms of restricted stock awards and stock options.

(2)	The vesting dates of the respective stock options held at December 31, 2006 that were unexercisable are summarized as follows: remaining unvested options from the grant that expires April 7, 2015 vested April 7, 2007; unvested options from the grant that expires on August 8, 2016 vest 33% on August 8, 2007, 33% on August 8, 2008 and 34% on August 8, 2009.

(3)	The vesting dates of the respective unvested stock awards held at December 31, 2006 are summarized as follows: 100% cliff-vest on August 8, 2009, the third anniversary of the grant date.

(4)	Holders of unvested restricted stock awards accrue dividends and may exercise voting rights as if the underlying shares were beneficially owned by the named executive officer.
2006 Option Exercises and Stock Vested
     The following table shows the number of stock option awards exercised by each named executive officer in 2006 and the value realized on exercise.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise(1)	Vesting	Vesting
Name	(#)	($)	(#)	($)
David A. Schawk	90,000	1,144,291	0	0
A. Alex Sarkisian	17,000	268,806	0	0

(1)	Represents the aggregate dollar amount realized by the named executive officer upon exercise of one or more stock options during 2006. The dollar amount reported represents the number of shares acquired on exercise multiplied by the difference between the market closing price of our common stock on the exercise date and the exercise price of the option.

2006 Non-Qualified Deferred Compensation
     The following table summarizes information about non-qualified deferred compensation contributions and distributions made during 2006 with respect to the Company’s named executive officers:

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at Last
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals /	Fiscal Year-
	Year(1)	Year	Year	Distributions	End
Name	($)	($)	($)	($)	($)
James J. Patterson	25,000	—	7,503	—	66,362

(1)	See “Compensation Discussion and Analysis—Income Deferral Plan” for a description of the terms of Company’s income deferral plan for executive officers.
Employment Agreements
     None of the Company’s named executive officer’s employment is subject to a written employment agreement, except David A. Schawk. The Company is party to amended and restated employment agreement, effective as of October 1, 1994, with David A. Schawk, which provides for an initial employment term of 10 years (through December 31, 2004), with one-year extensions thereafter unless terminated by either the Company or the executive. The employment agreements provides for an annual salary, cash bonus and an annual grant of stock options. The terms governing the annual salary, bonus and equity compensation amounts in the employment agreement for Mr. Schawk have been superseded by the new compensation parameters adopted in 2005 as further described under “Compensation Discussion and Analysis.”
     Clarence W. Schawk and the Company also are party to an employment agreement with terms similar to the agreement with David A. Schawk. For 2006, Clarence W. Schawk elected to receive a base salary of $50,000 for the calendar year 2006, although his employment agreement permits a higher annual base salary amount. Additionally, for 2006, Clarence Schawk waived receipt of the cash and stock option bonus amounts to which he was entitled under the terms of his agreement. The Company has a deferred compensation agreement with Clarence Schawk dated June 1, 1983, which was ratified in his restated employment agreement. No amounts currently are being deferred. The Company had deferred compensation liability equal to $815,000 at December 31, 2006 and December 31, 2005.
     The agreements permit termination by the Company “for cause,” as defined in the agreements, at any time prior to a change in control. Under the terms of the employment agreements, if the Company chooses to terminate either executive without cause (as defined in the agreements) prior to a change in control (as defined in the agreements), he will be entitled to receive severance in the amount of his base salary provided for in the agreement for four years following termination. Following a change in control, each agreement provides that the Company shall have no further right to terminate either executive’s employment without cause.
     Each agreement also contains certain noncompetition and nonsolicitation provisions that prohibit the executive from soliciting or rendering services to clients of the Company or rendering services to certain competitors of the Company for a two-year period after termination without the consent of the Company.

Compensation Committee Interlocks and Insider Participation
     Decisions regarding the cash compensation paid to the Company’s named executive officers, David A. Schawk, Mr. Sarkisian and Mr. Patterson, were made by the Option/Compensation Committee of the Board of Directors for fiscal year 2006. Awards under the stock incentive plan are administered by the Option/Compensation Committee, which is comprised of Judith W. McCue, John T. McEnroe, Hollis W. Rademacher and Leonard S. Caronia. Christopher Lacovara also was a member of the Option/Compensation Committee until his resignation in February 2007. Mr. McEnroe does not receive cash compensation for services provided as a director of the Company. Messrs. David A. Schawk and Sarkisian participated in the deliberations of the Option/Compensation Committee with regard to the compensation of executive officers other than themselves.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Directors, certain officers and certain other owners to periodically file notices of changes in beneficial ownership of the Company’s Class A Common Stock with the Securities and Exchange Commission. To the best of the Company’s knowledge, during 2006 all required filings were timely submitted, except as follows: option grants to each of Messrs. Rademacher, McEnroe, Caronia, Lacovara and Ms. McCue on May 17, 2006, which were reported (with the exception of Mr. Lacovara) on Form 5s filed on January 30, 2007.
Deductibility of Executive Compensation
     The Internal Revenue Code limits the allowable tax deduction that may be taken by the Company for compensation paid to the Chief Executive Officer and the other highest paid executive officers required to be named in the “Summary Compensation Table.” The limit is $1 million per executive per year, although compensation payable solely based on attaining performance goals is excluded from the limitation. The Company believes that all 2006 compensation of executive officers is fully tax deductible by the Company.
Potential Payments upon Termination or Change of Control
     The Company has an employment agreement with Mr. David A. Schawk and maintains an incentive plan covering named executive officers that will require the Company to provide incremental compensation in the event of involuntary termination of employment, retirement or a change in control of the Company.
     Overview
     The Company is party to an amended and restated employment agreement, effective as of October 1, 1994, with David A. Schawk, which provides for an initial employment term of 10 years (through December 31, 2004), with one-year extensions thereafter unless terminated by either the Company or the executive. See “Executive Compensation—Employment Agreements” for a description of the material terms of the employment agreement. No other named executive officers have written employment contracts with the Company that contain provisions regarding potential payments upon termination or a change in control of the Company.
     The following discussion takes each termination of employment situation—voluntary resignation or retirement, death or disability, termination for cause, termination without cause and a change in control of the Company—and describes the additional amounts, if any, that the Company would pay or provide to each named executive officer or his beneficiaries as a result. The discussion below and the amounts shown reflect certain assumptions made in accordance with SEC rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2006 and that the value of a share of the Company’s common stock on that day was $19.54, the closing price on the New York Stock Exchange on December 29, 2006, the last trading day of 2006.
     In addition, in keeping with SEC rules, the following discussion and amounts do not include payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include:
•	benefits accrued under the Company’s tax-qualified 401(k) Plan in which all employees participate;

•	accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;

•	account balances held under the Income Deferral Plan described under “Compensation Discussion and Analysis”; and

•	stock options and restricted stock that have vested and become exercisable or non-forfeitable, as applicable, prior to the employment termination or change in control.
     The payments and benefits described above are referred to in the following discussion as the executive officer’s “vested benefits.”
     Voluntary Resignation and Retirement
     The Company is not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation, unless the executive’s age and years of service qualify for special provisions applicable for retirement.
     None of the Company’s named executive officers qualified under any special retirement provisions of any outstanding long-term incentive awards as of December 31, 2006 except Mr. Sarkisian. If Mr. Sarkisian had retired as of December 31, 2006, under the terms of his performance award and restricted stock award agreements, he would be entitled to the following amounts:

	Performance Award Periods			Restricted Stock
				Number of		Total
Name	2005-2006(1)	2005-2007(2)	2006-2008(2)	Shares(3)	Value	Value
A. Alex Sarkisian	$60,383	$52,137	$28,933	4,100	$80,114	$221,567

(1)	Amount represents the value that would be payable based on the Company’s actual performance results at the end of this performance period, which exceeded the threshold level of achievement but were below the target level of achievement. See “Compensation Discussion and Analysis—Long-term Incentives—Performance Awards” for further detail of these amounts.

(2)	Amounts represent the potential value that would be payable based on the Company meeting the target level of achievement at the end of each applicable performance period, as prorated from the beginning of the performance period through December 31, 2006, the assumed date of retirement. In the event of retirement, the terms of the award require payout based on the actual performance results of the Company at the end of the performance period. For purposes of this calculation, Company performance at target level of achievement is assumed.

(3)	Upon retirement, all outstanding shares of restricted stock become 100% vested and unrestricted.

     Death or Disability
     Under the terms of Mr. Schawk’s employment agreement, in the event of Mr. Schawk’s death, the Company is obligated to pay to his beneficiaries an amount equal to his annual salary each year for a period of ten years measured from the date of death. As of December 31, 2006, based on Mr. Schawk’s 2006 base salary, this amount would be $575,000 per year.
     In the event Mr. Schawk becomes totally and permanently disabled, the Company may determine the amount of disability income to pay Mr. Schawk and the duration of the payments, provided that the amount and duration of the disability payments is not less than 50% of his monthly base salary prior to becoming disabled per month for the remainder of his life. Based on Mr. Schawk’s 2006 base salary, this amount would be a minimum of approximately $23,958 per month.
     In the event Mr. Schawk is unable to perform his duties under the employment agreement due to an extended illness or disability (other than a total and permanent disability) that continues uninterrupted for more than 24 months, the Company may terminate Mr. Schawk. In such an event, the Company has agreed to pay Mr. Schawk an amount not less than his last monthly base salary prior to termination for a period of 24 months. Based on Mr. Schawk’s 2006 base salary, this amount would be approximately $47,917 per month.
     The Company provides its employees, including its named executive officers, with group life, accidental death and dismemberment, and disability insurance coverage. In addition, the Company maintains life insurance policies for Messrs. Schawk and Sarkisian. The policies provide each executive’s beneficiary with a cash payment in the event the executive terminates service as a result of his death. As of December 31, 2006, under the policies, Mr. Schawk’s beneficiary would be entitled to an estimated death benefit of $2,395,000 and Mr. Sarkisian’s beneficiary would be entitled to receive an estimated death benefit of $604,000.
     Under the award agreements underlying long-term incentive awards made under the Company’s incentive plan, in the event a named executive officer dies, his vested stock options would remain exercisable for three months following his death but not beyond the original term of the option. In addition, in the event of death or disability of a named executive officer, his unvested restricted stock awards will vest at that time provided that he has continued in the employment of the Company through the date of death or disability. The following table reflects the value of those awards for each of the named executive officers assuming death or disability as of December 31, 2006.

	Restricted Stock Awards
		Value
Name	Number	($)
David A. Schawk	4,900	95,746
A. Alex Sarkisian	4,100	80,114
James J. Patterson	4,100	80,114

     In the event of the death or disability of a named executive officer during a performance period, he will be entitled to a pro rata portion of each outstanding performance award. See “Compensation Discussion and Analysis—Arrangements Upon Termination of Service—Cash-based Performance Awards” for a description of the treatment of outstanding performance awards upon death or disability. The following table reflects the value of those awards for each named executive officer assuming death or disability as of December 31, 2006.

	Performance Award Periods(1)
Name	2005-2006(2)	2005-2007	2006-2008	Total Value
David A. Schawk	$434,760	$375,410	$208,333	$1,018,504
A. Alex Sarkisian	60,383	32,137	52,137	141,453
James J. Patterson	60,383	28,933	28,933	141,453

(1)	Except as disclosed in footnote (2) with respect to the 2005-2006 performance period, amounts in this table represent the potential amounts payable under each outstanding cash-based performance award based on the Company meeting the target level of achievement at the end of each applicable performance period, as prorated from the beginning of the performance period through December 31, 2006, the assumed date of death or disability. Payment upon death requires a prorated payout based on the Company’s target level of achievement. In the event of disability, the terms of the awards require payout based on the actual performance results of the Company at the end of the performance period. For purposes of disability, this table assumes Company performance at target level of achievement.

(2)	Amounts in this column represent potential amounts payable based on the Company’s actual performance results at the end of this performance period, which exceeded the threshold level of achievement but were below the target level of achievement. See “Compensation Discussion and Analysis—Long-term Incentives—Performance Awards” for further detail of these amounts.
     Termination for Cause
     The Company is not obligated to pay amounts over and above vested benefits if a named executive officer’s employment terminates because of a termination for cause. A named executive officer’s right to exercise vested options expires upon termination for cause. Generally, under the terms of award agreements underlying currently outstanding options, “cause” means, as determined by the Option/Compensation Committee, commission of a felony; dishonesty, misrepresentation or serious misconduct in the performance of the executive’s responsibilities to the Company; unauthorized use of Company trade secrets or confidential information; or aiding a competitor of the Company.
     Termination Without Cause
     The Company provides a severance plan for all U.S.-based full time employees, including senior executive officers, but excluding members of a collective bargaining unit. The plan allows for severance equal to three days pay per year of service to a maximum of eight weeks severance, unless further extended at the Company’s discretion. If Mr. Sarkisian or Mr. Patterson were terminated without cause as of December 31, 2006, the amounts payable by the Company would be $60,000 and $33,044, respectively. Mr. Schawk would not receive any amounts under the severance plan upon termination without cause as the amount he would be eligible to receive under his employment agreement exceeds his potential severance plan payment amount.
     The employment agreement with Mr. Schawk obligates the Company to pay severance benefits if his employment is terminated by the Company without cause prior to a change in control. The Company’s primary obligation under these circumstances would be to provide compensation for a 48-month continuation period based on Mr. Schawk’s base salary. Using Mr. Schawk’s 2006 base salary, Mr. Schawk would be entitled to 48 monthly payments of approximately $47,917 each.

     No additional or accelerated vesting of outstanding stock options or restricted stock awards would occur in the event of a termination without cause for any of the named executive officers, nor would any payouts occur under performance awards for which the applicable performance period had not yet completed.
     Change in Control
     Following a change in control, Mr. Schawk’s agreement provides that the Company shall have no further right to terminate his employment without cause. For purposes of Mr. Schawk’s employment agreement, a change in control generally would occur if any person or group (other than a Schawk family member) directly or indirectly acquired ownership of a majority of the voting power of Company’s common stock, or if a majority of the Company’s board of directors ceases to consist of members recommended or approved by the board of directors.
     With respect to all named executive officers, in the event of a change in control of the Company (as described below):
•	all outstanding options become immediately fully vested and exercisable;

•	all shares of restricted stock immediately vest and become payable in a prorated amount equal to the portion of the vesting period elapsed through the date of the change in control; and

•	the performance period for each performance award outstanding will lapse and the performance goals associated with a performance award will be deemed to have been met at the maximum level of achievement, and the award will be immediately vested and payable in a prorated amount equal to the portion of the performance period elapsed through the date of the change in control.
     The table below summarizes the additional payments the Company would be obligated to make pursuant to outstanding awards made under the Company’s incentive plan if a change in control occurred as of December 31, 2006.

	Performance Awards			Equity Awards				Total
Name	2005-2006	2005-2007	2006-2008	Options		Restricted Stock		Value
				Number(1)	Value(2)	Number(3)	Value(4)
David A. Schawk	$937,500	$563,115	$312,500	46,200	$53,452	649	$12,679	$1,879,246
A. Alex Sarkisian	130,200	78,205	43,400	44,200	62,441	543	10,609	324,855
James J. Patterson	130,200	78,205	43,400	44,200	62,441	543	10,609	324,855

(1)	Total number of unvested options as of December 31, 2006.

(2)	Difference between $19.54, the closing stock price on December 29, 2006, and the exercise price of each unvested option.

(3)	Prorated number of unvested restricted shares as of December 31, 2006.

(4)	Value of shares based on $19.54, the closing stock price on December 29, 2006.
     For purposes of outstanding awards made under the Company’s incentive plan, a change in control would occur upon any of the following events:
•	a person or group acquires 30% or more of the combined voting power of the Company’s common stock, subject to certain exceptions including acquisitions by persons or groups who were holders of 30% or more of the outstanding common stock of the Company as of May 17, 2006;

•	the board of directors ceases to be comprised of at least a majority of the members of the board of directors serving at May 17, 2006 and who joined the board subsequent to that date with the board’s approval or recommendation;

•	upon the consummation of a reorganization, merger or consolidation of the Company, or the sale of substantially all of the Company’s assets, other than transactions in which specified requirements of equity ownership in the successor corporation and in its board composition are met;

•	a transaction that results in the Company or its successor no longer being registered under the Securities Act of 1933; or

•	a complete liquidation or dissolution of the Company.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information regarding the shares beneficially owned as of March 31, 2007 (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock; (ii) by each of the Company’s directors; (iii) by each of the Company’s named executive officers; and (iv) by all directors and executive officers as a group. All information with respect to beneficial ownership has been furnished or made available to us by the respective stockholders.

	Amount of		Percentage of
	Beneficial		Class
Name of Beneficial Owner	Ownership(1)***		Outstanding
Clarence W. Schawk(2)**	7,564,670	(3)	28.1%
Marilyn G. Schawk(2)	7,564,670	(4)	28.1
Schawk 2006 GRAT	4,167,702	(5)	15.6
A. Alex Sarkisian**	3,566,941	(6)(7)	13.2
David A. Schawk(2)**	2,185,422	(8)	7.9
Cathy Ann Schawk(2)	1,920,466	(9)	7.2
James J. Patterson	363,952	(10)	1.3
John T. McEnroe	85,537	(11)	*
Judith W. McCue	66,973	(12)	*
Hollis W. Rademacher	54,300	(13)	*
Leonard S. Caronia	37,300	(14)	*
Michael G. O’Rourke	2,650	(15)	*
Myron M. Kaplan	1,409,000	(16)	5.3
J.P. Morgan Chase & Co.	1,505,818	(17)	5.6
Westfield Capital Management Company, LLC	1,460,000	(18)	5.5
Executive officers and directors as a group (9 persons)	13,927,745	(19)	48.7

*	Less than 1%

**	Denotes a person who serves as a director and who is also a named executive officer.

***	Beneficial ownership is determined in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(1)	Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

(2)	Each is a member of Clarence W. Schawk’s immediate family (the “Schawk Family”). The address for each of the Schawk Family members is 1695 River Road, Des Plaines, Illinois 60018.

(3)	Includes currently exercisable options to purchase 186,111 shares; 1,536,348 shares held directly by his wife, Marilyn Schawk; 244,253 shares held by The Clarence & Marilyn Schawk Family Foundation, with respect to which Mr. Schawk or his wife has voting and/or investment power; and 4,167,702 shares held in the Clarence W. Schawk 2006 GRAT, with respect to which Mr. Schawk’s wife serves as trustee and has sole voting power and Mr. Schawk shares investment power. Does not include shares beneficially owned by Mr. Schawk’s children, David Schawk, Cathy Ann Schawk, Judith Lynn Gallo and Lisa Beth Stearns, or held in family trusts for the benefit of certain of his grandchildren. Mr. Schawk does not share voting power or investment power over shares of the company held by or on behalf of his children or grandchildren.

(4)	Includes 1,616,367 shares (including currently exercisable options to purchase 186,111 shares) held directly by her husband, Clarence Schawk; 244,253 shares held by The Clarence & Marilyn Schawk Family Foundation, with respect to which Mrs. Schawk or her husband has voting and/or investment power; and 4,167,702 shares held in the Clarence W. Schawk 2006 GRAT, with respect to which Mrs. Schawk serves as trustee and has sole voting power and Clarence Schawk shares investment power. Does not include shares beneficially owned by Mrs. Schawk’s children, David A. Schawk, Cathy Ann Schawk, Judith Lynn Gallo and Lisa Beth Stearns, or held in family trusts for the benefit of certain of her grandchildren. Mrs. Schawk does not share voting power or investment power over shares of the company held by or on behalf of her children or grandchildren.

(5)	Shares included in beneficial ownership of both Clarence Schawk and Marilyn Schawk.

(6)	Includes currently exercisable options to purchase 371,072 shares and 7,900 shares of restricted stock that remain subject to forfeiture.

(7)	Includes 3,149,990 shares held by various Schawk Family trusts for the benefit of certain of Clarence W. Schawk’s grandchildren, for which Mr. Sarkisian serves as the trustee, or custodian, with voting and investment power over the shares.

(8)	Includes currently exercisable options to purchase 834,886 shares; 18,700 shares of restricted stock that remain subject to forfeiture; 59,800 shares held in the David and Teryl Schawk Family Foundation; 385,717 shares held in the David A. Schawk 2006 GRAT; and 879,417 shares held in the David A. Schawk 1998 Trust for which David Schawk serves as trustee with voting and investment power over these shares. Approximately 167,000 of such shares are held in a brokerage firm collateral account.

(9)	Ms. Schawk is the daughter of Clarence W. Schawk and sister of David A. Schawk.

(10)	Includes currently exercisable options to purchase 340,000 shares and 7,900 shares of restricted stock that remain subject to forfeiture.

(11)	Includes currently exercisable options to purchase 43,300 shares, 41,236 shares owned indirectly by his spouse and 1,001 shares held in a retirement trust account.

(12)	Includes currently exercisable options to purchase 48,300 shares and the indirect ownership of 10,000 shares held in retirement trust accounts.

(13)	Includes currently exercisable options to purchase 48,300 shares.

(14)	Includes currently exercisable options to purchase 33,300 shares.

(15)	Includes currently exercisable options to purchase 1,650 shares.

(16)	Based on information disclosed in Amendment No. 7 to Schedule 13G filed by Mr. Kaplan with the Securities and Exchange Commission on February 14, 2007. Mr. Kaplan’s address is P.O. Box 385, Leonia, New Jersey 07605.

(17)	Based on information disclosed in Amendment No. 2 to Schedule 13G filed by J.P. Morgan Chase & Co. with the Securities and Exchange Commission on February 6, 2007. J.P. Morgan Chase & Co.’s mailing address is 270 Park Ave., New York, NY 10017.

(18)	Based on information disclosed in a Schedule 13G filed by Westfield Capital Management Company, LLC with the Securities and Exchange Commission on February 14, 2007. Westfield Capital Management Company’s mailing address is 1 Financial Center, Boston, Massachusetts 02111.

(19)	Includes currently exercisable options to purchase an aggregate of 1,906,919 shares held by certain executive officers and directors.
TRANSACTIONS WITH RELATED PERSONS
     Because of the heightened risk of conflicts of interest and the potential, whether real or perceived, for improper valuation, the Company has a policy that the Audit Committee of the Board of Directors approve or disapprove in advance material transactions between the Company and related persons or parties. Related persons or parties include senior officers, directors, director nominees, significant stockholders of the Company, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Material transactions requiring pre-approval by the Audit Committee are those transactions that would be required to be disclosed in the Company’s annual report or proxy statement for the Company’s annual stockholder meetings in accordance with Securities and Exchange Commission rules, though other transactions and conflicts of interest apart from those that require disclosure may, in the best interests of the Company, be determined to require review and approval by the Audit Committee.
     The Company’s facility at 1600 East Sherwin Avenue, Des Plaines, Illinois is leased from Graphics IV, Ltd., an Illinois limited partnership, whose partners are the children of Clarence W. Schawk. The amount paid in 2006 under the current lease was approximately $696,000.

     During 2006, the Company retained the law firm of Vedder, Price, Kaufman & Kammholz, P.C., to perform various legal services. John T. McEnroe, one of the Company’s Directors, is a shareholder of that firm. During 2006, McDermott Will & Emery LLP, a law firm in which Ms. McCue, one of the Company’s Directors, is a partner, provided estate planning legal services for certain members of the Schawk family.
     The Company retained Cochran Caronia & Co. (now known as Cochran Caronia Waller) to perform certain advisory services in connection with the sale of assets related to the Company’s publications group to Caps Group Acquisition, LLC in March 2006. Leonard S. Caronia, one of the Company’s Directors, is a principal of Cochran Caronia Waller. The amount paid to Cochran Caronia Waller during 2006 was approximately $622,000.
     The Company is party to an amended and restated registration rights agreement, dated January 31, 2005, with certain Schawk family members and related trusts (collectively, “Schawk Family Holders”). The agreement grants demand registration rights for the shares held by the Schawk Family Holders.
     Christopher Lacovara, a member of the Board of Directors until February 2007, is a principal at Kohlberg & Company, which is affiliated with certain stockholders of KAGT Holdings, Inc. (the “KAGT Holders”), from whom the Company purchased Seven Worldwide, Inc. in January 2005 for cash and common stock of the Company. All shares of common stock of the Company held by the KAGT Holders were subsequently sold in an underwritten public offering that closed in February 2006 (the “KAGT Offering”). The Company, the KAGT Holders and certain Schawk family members and related trusts are also party to a governance rights agreement pursuant to which, among other things, the KAGT Holders retained the right to designate one director to the Company’s Board of Directors for so long as they owned more than 10% of the outstanding common stock of the Company. As a result of the closing of the KAGT Offering, the KAGT Holders no longer retain a board member designation right.
Equity Compensation Plan Information
     The following table gives information, as of December 31, 2006, relating to equity compensation plans of the Company pursuant to which equity securities are authorized for issuance (shares in thousands).

Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding options,	outstanding options,	plans (excluding
	warrants and rights	warrants and rights	securities reflected in
Plan category	(a)	(b)	column (a)) (c)
Equity compensation plans approved by security holders	3,151	$12.11	856
Equity compensation plans not approved by security holders	—	—	—

Total	3,151	$12.11	856

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS
     The Audit Committee has selected Ernst & Young LLP as the independent auditors for the Company for fiscal year 2007. Ernst & Young, LLP served as the independent auditors for the Company for the fiscal year ended December 31, 2006. The affirmative vote of a majority of the holders of the outstanding shares of the Class A Common Stock of the Company present or represented and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Abstentions will have the effect of voting against Proposal 2.
     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to any appropriate questions raised at the meeting and to make a statement if such representatives so wish.
The Board of Directors recommends a vote FOR proposal 2 to ratify the selection of the independent auditors.
Fees for Services Provided by Independent Auditors
     Fees for all services provided by Ernst & Young LLP for the fiscal years ended December 31, 2006 and 2005 are as follows:
     Audit Fees. Audit fees for 2006 and 2005 related to the annual financial statement audit and report on management’s assessment of the Company’s internal controls, reviews of quarterly financial statements contained in the Company’s quarterly reports on Form 10-Q and statutory audits totaled approximately $2,820,000 and $1,923,000, respectively.
     Audit-Related Fees. There were no fees for audit-related services in 2006. Fees for audit-related services in 2005, primarily related to acquisition due diligence and assistance with compliance with the Sarbanes-Oxley Act of 2002, totaled approximately $215,000.
     Tax Fees. There were no fees for tax services in 2006. Fees for tax services, including tax compliance, tax advice and tax planning totaled approximately $20,000 for 2005.
     All Other Fees. There were no fees for other services for 2006 and 2005.
     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. For each proposed service, the independent auditors must provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors.
     All of the services provided by the independent auditors described above were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT
     The Audit Committee of the Company’s Board of Directors is composed of three independent Directors in accordance with NYSE and SEC rules as currently in effect and operates under a written charter adopted by the Board of Directors and the Audit Committee, a copy of which is available on the Company’s website. The Board appoints the members of the Audit Committee, which may consist of no fewer than three Directors. The Audit Committee assists the Board, through review and recommendation, in its oversight responsibility related to the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and oversees the independent audit process.
     The responsibility for the quality and integrity of the Company’s financial statements and the completeness and accuracy of its internal controls and financial reporting process rests with the Company’s management. The Company’s independent public accountants, Ernst & Young LLP (“Ernst & Young”), are responsible for performing an audit and expressing an opinion as to whether the Company’s financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles.
     The Audit Committee reviewed and discussed with management and Ernst & Young the audited financial statements of the Company for the year ended December 31, 2006. The Audit Committee also reviewed and discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”), as currently in effect.
     Ernst & Young also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as currently in effect. The disclosures described the relationships and fee arrangements between the firm and the Company. Consistent with Independence Standards Board Standard No. 1 and the SEC’s “Revision of the Commission’s Auditor Independence Requirements,” which became effective February 5, 2001, the Audit Committee considered whether the provision of non-audit services by Ernst & Young to the Company for the fiscal year ended December 31, 2006 is compatible with maintaining Ernst & Young’s independence, and has discussed with representatives of Ernst & Young the firm’s independence from the Company.
     Based on the above-mentioned reviews and discussions with management and Ernst & Young, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, and as described in its charter, the Audit Committee, exercising its business judgment, recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.
     This report is submitted on behalf of the members of the Audit Committee:
Hollis W. Rademacher (Chairman)
Judith W. McCue
Michael G. O’Rourke (joined Audit Committee in February 2007)

     The foregoing Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
OTHER MATTERS
     The Board of Directors knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person voting the proxies.
Stockholder Access to Directors
     Generally, stockholders who have questions or concerns regarding the Company should contact the Investor Relations department at (847) 827-9494. Any stockholders, however, who wish to address questions regarding the business or affairs of the Company directly with the Board of Directors, or any individual director, should direct his or her questions in writing to any director or to all directors c/o Schawk, Inc., 1695 River Road, Des Plaines, Illinois 60018.
Stockholders Sharing the Same Address
     The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as “householding,” should reduce the amount of duplicate information that stockholders receive and lower printing and mailing costs for companies. If a broker, bank or other nominee holds your shares, this may mean that only one proxy statement (and accompanying annual report) will be delivered to multiple stockholders sharing your address unless you notify ADP at (888) 603-5847 or Householding Department, 51 Mercedes Way, Edgewood, NY 11717, to inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number. You also can contact the Company by calling (847) 827-9494 or by writing to Schawk, Inc., 1695 River Road, Des Plaines, Illinois 60018, Attention: Corporate Secretary, to request a separate copy of the proxy statement for the Annual Meeting and for future meetings, or you can contact your broker to make the same request.
STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING
     Stockholder proposals for inclusion in the Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders must be received by the Company not later than December 20, 2007. The person submitting the proposal must have been a record or beneficial owner of shares of Class A Common Stock for at least one year, and the securities so held must have a market value of at least $2,000.

     Additionally, if a proponent of a stockholder proposal at the 2008 Annual Meeting of Stockholders fails to provide notice of the intent to make such proposal by personal delivery or mail to the Company on or before March 7, 2008 (or by an earlier or later date, if such date is established by amendment to the Company’s By-laws), then any proxy solicited by management may confer discretionary authority to vote on such proposal.

By Order of the Board of Directors,

Des Plaines, Illinois	A. ALEX SARKISIAN, Esq.
April 18, 2007	Executive Vice President and Chief Operating Officer
     The Company’s Form 10-K for the year ended December 31, 2006 (excluding exhibits unless specifically incorporated by reference therein) and the Company’s Audit Committee Charter, Code of Ethics and Corporate Governance Guidelines are available free of charge on the Company’s website at www.schawk.com or upon request to A. Alex Sarkisian, Esq., Corporate Secretary, at Schawk, Inc., 1695 River Road, Des Plaines, Illinois 60018, (847) 827-9494.

SCHAWK, INC.
Schawk, Inc.
1695 River Road, Des Plaines, Illinois 60018
PROXY
     This Proxy is Solicited on Behalf of the Board of Directors. The undersigned hereby appoints each of David A. Schawk and A. Alex Sarkisian, Esq. as Proxy, with the power to appoint his substitute and hereby authorizes each of them to represent and to vote as designated below, all the shares of Schawk, Inc. Class A Common Stock held on record by the undersigned on March 30, 2007, at the Annual Meeting of Stockholders to be held on May 16, 2007, or any adjournment thereof.
FOR the election of the nominees for Director of Schawk, Inc.
FOR all nominees listed below (except as withheld in the space provided)
WITHHOLD AUTHORITY to vote for all nominees listed below

Clarence W. Schawk	John T. McEnroe, Esq.
David A. Schawk	Hollis W. Rademacher
A. Alex Sarkisian, Esq.	Leonard S. Caronia
Judith W. McCue, Esq.	Michael G. O’Rourke

___ ( ) FOR	___ ( ) WITHHOLD FOR ALL
Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the lines provided below.
FOR ratification of the selection of Ernst & Young LLP as the independent auditors of Schawk, Inc. for fiscal year 2007.

( ) FOR	( ) AGAINST	( ) ABSTAIN
In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.
The proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

THE BOARD OF DIRECTORS OF SCHAWK, INC. RECOMMENDS A VOTE FOR PROPOSALS 1 and 2. Please mark, sign, date, and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed within the United States or Puerto Rico.

Dated , 2007	Signature

Signature if held jointly

Please sign exactly as name appears hereon; joint owners should each sign. When signing as Attorney, Executor, Administrator, or Guardian, please give full title as such. If signer is a corporation, please sign with the full corporation name by duly authorized officer or director.

2